Hostess Brands, Inc. Announces Fourth Quarter and Full Year 2017 Financial Results
Fourth Quarter Net Revenue Increased 9.7% from the Pro Forma Combined Prior Year
Full Year 2017 Net Revenue Increased 6.7% from the Pro Forma Combined Prior Year
Introduces Full Year 2018 Outlook

KANSAS CITY, MO., February 28, 2018- Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (“Hostess” or the “Company”), today reported its financial results for the fourth quarter and full year ended December 31, 2017.
Fourth Quarter 2017 Summary (Compared to Pro Forma Combined Fourth Quarter 2016)1:

•
Net revenue increased 9.7% to $196.2 million, representing the Company's best organic growth rate for the year. The Company's strong performance was led by the introduction of the Hostess Bakery PetitesTM, a premium snacking platform made with no artificial flavors or colors, and no high fructose corn syrup, which contributed 3.1% of the net revenue increase.

•
Net income was $189.6 million (includes $163.1 million of one-time gains relating to the recently enacted tax law referred to as "Tax Reform"), compared to $22.0 million. Diluted EPS was $1.74 per share compared to $0.14 per share.

•	Adjusted EPS increased 13.3% to $0.17 per share.

•	Adjusted EBITDA increased 9.4% to $57.8 million, or 29.5% of net revenue.

•	Point of sale increased 4.3%. Point of sale for the top seven brands increased 8.2% (which comprise 74% of total net revenue).
Full 2017 Summary (Compared to Pro Forma Combined Full Year 2016)1:

•	Net revenue increased 6.7% to $776.2 million led by current year product innovations of $62.5 million.

•	Net income was $258.1 million (includes $163.1 million of one-time gains relating to Tax Reform) compared to $82.4 million. Diluted EPS was $2.13 per share compared to $0.54 per share.

•	Adjusted EPS increased 5.0% to $0.63 per share.

•	Adjusted EBITDA increased 6.9% to $230.2 million, or 29.7% of net revenue.

•	Hostess' year-to-date market share through December 30, 2017 was 17.2%, increasing 72 basis points from the prior year.

•	Cash and cash equivalents at December 31, 2017 of $135.7 million with a leverage ratio of 3.73x both driven by operating cash flows of $163.7 million for the year.

“We are pleased with our strong finish to the year,” commented Bill Toler, President and Chief Executive Officer of Hostess. “We were able to capitalize on the momentum provided by our robust product innovation and continued distribution gains to increase our market share. We are optimistic about the continued growth opportunity from our product innovation, including our Hostess Bakery PetitesTM platform and the new breakfast opportunities from our acquisition of the Big Texas® and Cloverhill® brands.”

1This press release contains certain non-GAAP financial measures, including adjusted net income attributed to Class A shareholders, adjusted EPS and adjusted EBITDA. Please refer to the schedules in this press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. In addition, for comparative purposes, the Company has also presented supplemental pro forma combined financial information for the three months and year ended December 31, 2016, giving effect to the Business Combination (as defined below), as if it had occurred on January 1, 2016.

Fourth Quarter 2017 (Comparisons to the Pro Forma Combined Fourth Quarter 2016)

Net revenue was $196.2 million, an increase of 9.7%, or $17.4 million, compared to $178.8 million. New product initiatives contributed $22.2 million of growth, led by Bakery PetitesTM, Chocolate Cake Twinkies®, White Fudge Ding Dongs® and Golden CupCakes. This growth was partially offset by a decrease in net revenue from 2016 product innovations and discontinued items.
Gross profit was $80.8 million, or 41.2% of net revenue, compared to $77.0 million, or 43.0% of net revenue. Higher transportation costs resulting from a tightening of shipping capacity caused a 120 basis point decrease in gross margin. Gross margin was also affected by a shift in product mix due to higher growth in multi-pack sales than other pack types.
Advertising, selling, general and administrative (“SG&A”) expenses were $25.9 million, or 13.2% of net revenue, compared to $26.4 million, or 14.8% of net revenue. This decrease was primarily due to forfeitures of stock based compensation. The decrease was offset by increased display rack deployment and additional professional fees related to public company compliance.
The income tax benefit of $98.8 million for the quarter ended December 31, 2017 includes a benefit of approximately $126.4 million due to the remeasurement of deferred tax items due to Tax Reform partially offset by a tax expense of $15.1 million due to the remeasurement of the tax receivable agreement also due to Tax Reform. The remaining tax expense of $12.5 million represents an effective tax rate of 32.2%, giving effect to the non-controlling interest, a partnership for income tax purposes and excluding the impact of the tax receivable agreement remeasurement.
Net income was $189.6 million, compared to $22.0 million. Net income attributed to Class A stockholders was $179.7 million, or $1.74 per share, compared to $14.4 million, or $0.14 per share. This increase was primarily attributed to a $111.3 million tax benefit recognized due to the remeasurement of certain deferred tax items and a gain of $51.8 million on the remeasurement of the tax receivable agreement, both due to Tax Reform. Earnings attributed to Class A stockholders were $1.74 per share, compared to $0.14 per share.
Adjusted net income attributed to Class A stockholders, or adjusted EPS, increased to $17.6 million, or $0.17 per share, compared to $15.0 million, or $0.15 per share. The increase was due to increased sales volume, lower interest expense in 2017 due to the repricing of the Company's First Lien Term Loan, and forfeitures of stock-based compensation.
Adjusted EBITDA increased 9.4% to $57.8 million, or 29.5% of net revenue, compared to $52.9 million, or 29.6% of net revenue.
The Company has two reportable segments: Sweet Baked Goods and In-Store Bakery. The Sweet Baked Goods segment consists of fresh and frozen retail sweet baked goods as well as Hostess® branded bread products. The In-Store Bakery segment consists of products sold in the bakery section of grocery and club stores. During the fourth quarter, the Company reassessed its segment presentation. Previously, the “Other” category included In-Store Bakery as well as bread and frozen retail products. The 2017 fourth quarter, full year reporting and comparable prior periods presented below reflect bread and frozen retail products within the Sweet Baked Goods segment and discrete presentation for In-Store Bakery. The Company expects to file a Current Report on Form 8-K on March 1, 2018 to provide additional historical financial information reflecting the new segment presentation.
Sweet Baked Goods Segment: Net revenue was $185.3 million, an increase of $16.7 million, or 9.9%, compared to $168.6 million. The increase was driven primarily by net revenue from current year product innovations of $21.7 million. Gross profit was $78.4 million, or 42.3% of net revenue, compared to $74.0 million, or 43.9% of net revenue. Higher transportation costs caused a 120 basis point decrease in gross margin. Gross margin was also affected by a shift in product mix due to higher growth in multi-pack sales than other pack types.
In-Store Bakery Segment: Net revenue was $10.9 million, an increase of $0.7 million, or 6.5%, compared to $10.2 million primarily due to product innovation. Gross profit was $2.4 million, or 22.4% of net revenue, compared to $2.9 million, or 28.8% of net revenue. Higher transportation costs caused a 250 basis point decrease in gross margin. The decrease in margin was also attributed to increased ingredient and storage costs.
Full Year 2017 (Comparisons to Pro Forma Combined Full Year 2016)

Net revenue was $776.2 million, an increase of $48.6 million, or 6.7%, compared to $727.6 million. The increase was driven primarily by current year product initiatives of $62.5 million, and white space opportunities growth led by In-Store Bakery and other developing sales channels, partially offset by a decrease in net revenue from 2016 innovations and discontinued items. The acquisition of Superior Cake Products, Inc. in May 2016 provided approximately $11.9 million of growth in 2017.

Net income was $258.1 million compared to $82.4 million. Net income attributed to Class A shareholders was $223.9 million or $2.13 per share, compared to $53.7 million or $0.54 per share. This increase was primarily due to a $111.3 million tax benefit recognized due to the remeasurement of certain deferred tax items and a gain of $51.8 million on the remeasurement of the tax receivable agreement, both due to Tax Reform.

Adjusted net income attributed to Class A common stockholders, or adjusted EPS, increased to $66.7 million or $0.63 per share compared to $58.3 million or $0.60 per share. The increase was attributed to lower interest expense, higher sales volume and 2016 impairment charges not incurred in 2017.
Adjusted EBITDA increased 6.9% to $230.2 million, or 29.7% of net revenue, compared to $215.3 million, or 29.6% of net revenue.
Sweet Baked Goods Segment: Net revenue was $733.8 million, an increase of $33.0 million, or 4.7%, compared to $700.9 million. Gross profit was $316.9 million, or 43.2% of net revenue, compared to $310.5 million, or 44.3% of net revenue. Gross profit increased primarily due to increased net revenue. Higher transportation costs caused a 70 basis point decrease in gross margin. Gross margin was also affected by a shift in product mix due to higher growth in multi-pack sales than other pack types.
In-Store Bakery Segment: Net revenue was $42.4 million, an increase of $15.6 million, or 58.5%, compared to $26.7 million. This increase is primarily due to the Superior acquisition and subsequent growth in In-Store Bakery products. Gross profit was $10.0 million, or 23.6% of net revenue, compared to $5.4 million, or 20.3% of net revenue. Gross profit increased primarily due to increased net revenue.
Balance Sheet and Cash Flow
As of December 31, 2017, the Company had cash and cash equivalents of $135.7 million and approximately $96.1 million available for borrowing, net of letters of credit, under its revolving line of credit. The Company had outstanding term loan debt of $993.8 million and net debt of $858.1 million as of December 31, 2017, resulting in a leverage ratio of 3.73x. See the schedules in the press release for the calculation of the leverage ratio.
Outlook
“We are well positioned to grow and enhance stockholder value in 2018 through the execution of our strategic initiatives,” commented Dean Metropoulos, Executive Chairman of Hostess. “These key strategic initiatives are focused on further core distribution expansion, innovation, expansion of white space and serving as a platform for future acquisitions. We plan to grow well above the sweet baked goods category in 2018.”
In an effort to enable and drive growth in its breakfast product portfolio1 and bring important co-manufacturing capabilities in-house, during the first quarter of 2018 the Company acquired certain US breakfast assets from Aryzta, LLC (referred to below as the “Acquisition”). The Acquisition included the Chicago Cloverhill bakery facility and the Big Texas® and Cloverhill® brands. The Acquisition is expected to provide $60 million to $70 million of net revenue for 2018. The Company expects short-term EBITDA losses of $15 million to $20 million, and corresponding adjusted EPS dilution of $0.10 to $0.12 as a result of anticipated operating losses from the acquired business through the second half of 2018 as the Company improves the sales and operating performance of the facility. The Company expects the acquired business to be EBITDA positive in the first half of 2019. By 2020, the Company expects the Acquisition to contribute approximately $20 million to $25 million in EBITDA.
The Company expects adjusted EBITDA of $220 million to $230 million for the year ended December 31, 2018. See the schedules in the press release for a reconciliation of anticipated 2018 adjusted EBITDA to anticipated net income of $98 million to $106 million for 2018.
The Company expects adjusted EPS of $0.65 to $0.70, an increase of 3% to 11% from adjusted EPS of $0.63 for 2017. The impact of Tax Reform is expected to provide a benefit to adjusted EPS of approximately $0.12. Please refer to the schedule in this press release for the calculation of expected basic, diluted, and adjusted EPS. The Company's expected tax rate for 2018 is approximately 21% giving effect to the non-controlling interest, a partnership for income tax purposes.
The Company anticipates cash provided by operations of $175 million to $180 million in 2018. Significant anticipated cash outflows from investing and financing activities include $50 million to $60 million of total capital expenditures, $34 million to buy out a portion of the tax receivable agreement and $24 million to fund the Acquisition. The net increase in cash for 2018 of $35 million to $40 million would result in a leverage ratio of 3.60x to 3.80x at year end, prior to any additional acquisitions or optional debt reductions.

1 For the 52-week period ended December 30, 2017, Breakfast represented 51% of the SBG category (as defined below) and Hostess has a 15% share compared to All Day Snacking, which represents 49% of the SBG category, where Hostess has a 20% share per Nielsen’s U.S. SBG category data.

Conference Call and Webcast
The Company will host a conference call and webcast today, February 28, 2018 at 4:30 p.m. EST to discuss the results for the fourth quarter and year.
Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, March 14, 2018, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13676521.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
Hostess® is the second leading brand by market share within the Sweet Baked Goods (“SBG”) category. For the 52-week period ended December 30, 2017 the Company's market share was 17.2% per Nielsen’s U.S. SBG category data. The Company has a #1 leading market position within the two largest SBG Segments: Donut Segment and Snack Cake Segment, according to Nielsen U.S. total universe for the 52 weeks ended December 30, 2017.
The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes®, Hostess Bakery Petites™ and Fruit Pies, in addition to Twinkies® and CupCakes.
The Company's results include those of Superior Cake Products, Inc. (“Superior”), which was acquired on May 10, 2016. Through Superior, the Company competes in the in-store bakery section of retailers.
On November 4, 2016, the Company completed the acquisition of a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”) and changed its name from Gores Holdings, Inc. to Hostess Brands, Inc. (the “Business Combination”). Hostess Holdings is the Company's "Predecessor" for accounting purposes. As a result, the Company's consolidated financial results are presented: (i) as of December 31, 2017 and for the year ended December 31, 2017 (successor); (ii) as of December 31, 2016 and for the period November 4, 2016 to December 31, 2016 (Successor); and (iii) for the period January 1, 2016 to November 3, 2016 (Predecessor).
The Company has also presented supplemental unaudited pro forma combined financial information for the three months and year ended December 31, 2016, giving effect to the Business Combination as if it had occurred on January 1, 2016. The pro forma financial information does not include the operations of Superior prior to the May 10, 2016 acquisition date. All references in this press release to results for the three months and year ended December 31, 2016, refer to such unaudited pro forma results. The Company believes this unaudited pro forma information provides helpful supplemental information with respect to the performance of the Hostess business during this period.
For more information about Hostess products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

Forward-Looking Statements
This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipate will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the continued ability to produce and successfully market products with extended shelf life; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; the Company's ability to achieve expected synergies and benefits and performance from the Company's strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K and its subsequent Securities and Exchange Commission filings. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except shares and per share data)

	December 31,	December 31,
ASSETS	2017	2016

Current assets:
Cash and cash equivalents	$135,701	$26,855
Accounts receivable, net	101,012	89,237
Inventories	34,345	30,444
Prepaids and other current assets	7,970	4,827
Total current assets	279,028	151,363
Property and equipment, net	174,121	153,224
Intangible assets, net	1,923,088	1,946,943
Goodwill	579,446	588,460
Other assets, net	10,592	7,902
Total assets	$2,966,275	$2,847,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and capital lease obligation payable within one year	$11,268	$11,496
Tax receivable agreement payments payable within one year	14,200	—
Accounts payable	49,992	34,083
Customer trade allowances	40,511	36,691
Accrued expenses and other current liabilities	11,880	21,656
Total current liabilities	127,851	103,926
Long-term debt and capital lease obligation	987,920	993,374
Tax receivable agreement	110,160	165,384
Deferred tax liability	267,771	353,797
Total liabilities	1,493,702	1,616,481

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 99,791,245 and 98,250,917 shares issued and outstanding at December 31, 2017 and 2016, respectively	10	10
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 30,319,564 and 31,704,988 shares issued and outstanding at December 31, 2017 and 2016, respectively	3	3
Additional paid in capital	920,723	912,824
Accumulated other comprehensive income	1,318	—
Retained earnings (accumulated deficit)	208,279	(15,618)
Stockholders’ equity	1,130,333	897,219
Non-controlling interest	342,240	334,192
Total liabilities, stockholders’ equity and non-controlling interest	$2,966,275	$2,847,892

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except shares and per share data)

	Year Ended December 31, 2017	From November 4, 2016 through December 31, 2016	From January 1, 2016 through November 3, 2016
	(Successor)	(Successor)	(Predecessor)
Net revenue	$776,188	$111,998	$615,588
Cost of goods sold	449,290	73,284	346,864
Special employee incentive compensation	—	—	2,195
Gross profit	326,898	38,714	266,529

Operating costs and expenses:
Advertising and marketing	33,004	5,245	30,626
Selling expense	32,086	5,033	25,730
General and administrative	52,943	7,322	38,391
Special employee incentive compensation	—	—	2,503
Amortization of customer relationships	23,855	3,922	1,185
Impairment of property and equipment	1,003	—	7,300
Loss on sale/abandonment of property and equipment, and bakery shutdown costs (recoveries)	(144)	—	2,551
Business combination transaction costs	—	—	31,832
Related party expenses	381	26,799	3,539
Tax receivable agreement liability remeasurement	(50,222)	—	—
Total operating costs and expenses	92,906	48,321	143,657
Operating income (loss)	233,992	(9,607)	122,872
Other (income) expense:
Interest expense, net	39,174	6,649	60,384
Loss (gain) on modification of debt	2,554	(763)	—
Other expense (income)	1,360	754	1,624
Total other expense	43,088	6,640	62,008
Income (loss) before income taxes	190,904	(16,247)	60,864
Income tax expense (benefit)	(67,204)	(7,762)	439
Net income (loss)	258,108	(8,485)	60,425
Less: Net income (loss) attributable to the non-controlling interest	34,211	(4,081)	3,214
Net income (loss) attributable to Class A shareholders/partners	$223,897	$(4,404)	$57,211
Earnings (loss) per Class A share:
Basic	$2.26	$(0.05)
Diluted	$2.13	$(0.05)
Weighted-average shares outstanding:
Basic	99,109,629	97,791,658
Diluted	105,307,293	97,791,658

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended December 31, 2017	November 4, 2016 through December 31, 2016	January 1, 2016 through November 3, 2016
	(Successor)	(Successor)	(Predecessor)
Operating activities
Net income (loss)	$258,108	$(8,485)	$60,425
Depreciation and amortization	38,170	5,843	10,265
Impairment of property	1,003	—	7,300
Non-cash loss (gain) on debt modification	1,453	(3,974)	—
Debt discount (premium) amortization	(925)	(197)	2,790
Tax receivable agreement remeasurement	(50,222)	—	—
Stock-based compensation	7,413	26,748	3,890
Loss on sale/abandonment of property and equipment	11	—	2,551
Deferred taxes	(81,270)	(7,815)	—
Change in operating assets and liabilities
Accounts receivable	(11,775)	3,705	(19,869)
Inventories	(3,901)	8,895	(2,994)
Prepaids and other current assets	(3,039)	(1,694)	(1,049)
Accounts payable and accrued expenses	4,839	(11,296)	33,886
Customer trade allowances	3,820	2,225	4,828
Other	—	(344)	198
Net cash provided by operating activities	163,685	13,611	102,221

Investing activities
Purchases of property and equipment	(32,913)	(6,494)	(28,633)
Acquisition of business, net of cash	—	(421,242)	(49,735)
Proceeds from sale of assets	85	—	4,000
Acquisition and development of software assets	(2,381)	(460)	(2,211)
Net cash used in investing activities	(35,209)	(428,196)	(76,579)

Financing activities
Repayments of long-term debt and capital lease obligation	(5,144)	(217,400)	(6,987)
Payment of deferred underwriting costs	—	(13,125)	—
Debt fees	(1,066)	(1,820)	—
Distributions to partners	—	—	(23,582)
Distributions to non-controlling interest	(12,985)	—	(1,027)
Payment of taxes related to the net issuance of employee stock awards	(436)	—	—
Proceeds from the exercise of warrants	1	—	—
Net cash used in financing activities	(19,630)	(232,345)	(31,596)
Net increase (decrease) in cash and cash equivalents	108,846	(646,930)	(5,954)
Cash and cash equivalents at beginning of period	26,855	673,785	64,473
Cash and cash equivalents at end of period	$135,701	$26,855	$58,519

Supplemental Disclosures of Cash Flow Information
Interest	$45,431	$—	$68,606
Taxes paid	$16,617	$43	$—
Supplemental disclosure of non-cash investing
Purchases of property and equipment funded by accounts payable	$1,089	$673	$633

SUPPLEMENTAL UNAUDITED PRO FORMA FINANCIAL INFORMATION
The unaudited pro forma statements of operations for the year and the quarter ended December 31, 2016 present consolidated results of operations giving pro forma effect as if the Business Combination (as defined below) had occurred as of January 1, 2016. The pro forma adjustments are based on available information and upon assumptions that management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of the Predecessor entity.
On November 4, 2016 (the “Closing Date”), in a transaction referred to as the “Business Combination,” the Company, then known as Gores Holdings, Inc. acquired a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”), an entity owned indirectly by C. Dean Metropoulos and certain equity funds managed by affiliates of Apollo Global Management, LLC (the “Apollo Funds”). Hostess Holdings had acquired the Hostess brand and certain strategic assets out of the bankruptcy liquidation proceedings of its prior owner (“Old Hostess”), free and clear of all past liabilities, in April 2013, and relaunched the Hostess brand later that year.
The Business Combination was accounted for using the acquisition method of accounting. The initial estimated fair values of the acquired assets and assumed liabilities as of the Closing Date, which are based on the consideration paid and management's estimates and assumptions, are reflected herein. The total purchase price of approximately $2.4 billion to acquire Hostess Holdings, has been allocated to the assets acquired and assumed liabilities of Hostess Holdings based upon fair values at the date of acquisition. Third party valuation specialists conducted analyses in order to assist management in determining the fair values of the acquired assets and liabilities assumed. The Company has valued the fair value of assets acquired and liabilities assumed at the date of acquisition. The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations of Hostess Brands, Inc. that would have occurred had the Business Combination occurred as of January 1, 2016.
The unaudited pro forma financial information contains a variety of adjustments, assumptions and estimates, is subject to the assumptions and adjustments as described in the accompanying notes hereto and numerous other uncertainties, and should not be relied upon as being indicative of results of operations had the Business Combination occurred on January 1, 2016. The unaudited pro forma financial information also does not project results of operations for any future period or date. The acquisition of Superior Cake Products, Inc. (“Superior”) occurred in May 2016. The unaudited pro forma combined consolidated financial information for the three months and year ended December 31, 2016 does not include the results of the Superior acquisition and its related operations prior to the acquisition. The Company evaluated the impact of the Superior acquisition on the Company’s financial statements and concluded that the impact was not significant and therefore pro forma financial results assuming the acquisition of Superior at January 1, 2016 are not included.
On November 18, 2016, the Company refinanced the first and second lien term loans (the “Former First and Second Lien Term Loans”) into one new first lien term loan in the aggregate principal amount of $998.8 million and with a maturity date of August 3, 2022 (the “New First Lien Term Loan”). The Company evaluated the impact of the refinancing of existing debt pursuant to the New First Lien Term Loan, completed on November 18, 2016, and concluded that the impact was not significant and did not require nor separately warrant the inclusion of pro forma financial results assuming the completion of the refinancing on January 1, 2016.
The pro forma adjustments give effect to the items identified in the pro forma table below in connection with the Business Combination.

HOSTESS BRANDS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
(amounts in thousands, except shares and per share data)

		Historical(i)
	2017	2016	2016
(In thousands, except per share data)	Year Ended December 31	From November 4 through December 31	From January 1 through November 3	Pro Forma Adjustments		Pro Forma Combined
	(Successor)	(Successor)	(Predecessor)
Net revenue	$776,188	$111,998	$615,588	$—		$727,586
Cost of goods sold	449,290	73,284	346,864	(8,541)	ii	411,607
Special employee incentive compensation	—	—	2,195	(2,195)	iii	—
Gross profit	326,898	38,714	266,529	10,736		315,979
Operating costs and expenses:
Advertising and marketing	33,004	5,245	30,626	—		35,871
Selling expense	32,086	5,033	25,730	—		30,763
General and administrative	52,943	7,322	38,391	(3,902)	iv	41,811
Special employee incentive compensation	—	—	2,503	(2,503)	iii	—
Amortization of customer relationships	23,855	3,922	1,185	20,050	v	25,157
Impairment of property and equipment	1,003	—	7,300	—		7,300
Loss on sale/abandonment of property and equipment, and bakery shutdown costs (recoveries)	(144)	—	2,551	—		2,551
Business combination transaction costs	—	—	31,832	(31,257)	vi	575
Related party expenses	381	26,799	3,539	(26,747)	vii	3,591
Tax receivable agreement liability remeasurement	(50,222)	—	—	—		—
Total operating costs and expenses	92,906	48,321	143,657	(44,359)		147,619
Operating income	233,992	(9,607)	122,872	55,095		168,360
Other expense (income):
Interest expense, net	39,174	6,649	60,384	(15,592)	viii	51,441
(Gain) Loss on modification of debt	2,554	(763)	—	—		(763)
Other expense	1,360	754	1,624	—		2,378
Total other expense	43,088	6,640	62,008	(15,592)		53,056
Income (loss) before income taxes	190,904	(16,247)	60,864	70,687		115,304
Income tax expense (benefit)	(67,204)	(7,762)	439	40,185	ix	32,862
Net income (loss)	258,108	(8,485)	60,425	30,502		82,442
Less: Net income attributable to the non-controlling interest	34,211	(4,081)	3,214	29,565	x	28,698
Net income attributable to Class A shareholders	$223,897	$(4,404)	$57,211	$937		$53,744

Earnings (loss) per Class A share:
Basic	$2.26	$(0.05)				$0.55
Diluted	$2.13	$(0.05)				$0.54

Weighted-average shares outstanding:
Basic	99,109,629	97,791,658		(180,000)	xi	97,611,658
Diluted	105,307,293	97,791,658		2,393,000	xii	100,184,658

i.	The amounts in these columns represent the Successor’s and Predecessor’s historical results of operations for the periods reflected.

ii.
Reflects the non-cash impact of the remeasurement of inventory at fair value as a result of the Business Combination of approximately $8.9 million offset by the impact to depreciation and amortization associated with the allocation of the purchase price to property and equipment.

iii.
For cost of goods sold, this adjustment represents special payments we made to certain employees at our bakery facilities of $2.2 million and for the operating costs this adjustment represents special payments to corporate employees of $2.5 million as compensation for their efforts in connection with the Business Combination.

iv.	Represents compensation for management profits interest plan of approximately $3.9 million that was recognized as part of the Business Combination.

v.	Represents additional amortization expense associated with the fair value recognized for customer relationships in connection with the Business Combination.

vi.	This adjustment consists primarily of legal and professional fees, and other costs associated with the Business Combination.

vii.	Represents non-cash expenses incurred by Successor for stock awarded to Mr. Metropoulos as required under his new employment arrangements.

viii.	Represents the reduction in interest expense due to the repayment of a portion of Hostess Holdings debt as part of the Business Combination.

ix.
Represents the effective income tax rate of 28.5% for the Successor, giving effect to the non-controlling interest, and not giving effect to the adjustment made to the valuation allowance on the Company’s historical deferred tax assets.

x.
Represents the elimination of historical income attributable to the non-controlling interest and attributes a portion of the pro forma income to the non-controlling interest created in the Business Combination. Income is allocated to the non-controlling interest based on its pro rata share of the total equity of Hostess Holdings.

xi.	This adjustment annualized the basic weighted average number of Class A shares outstanding.

xii.	This adjustment includes the dilutive impact of the outstanding warrants that are considered anti-dilutive on a historical basis.
.

HOSTESS BRANDS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
(Amounts in thousands, except shares and per share data)

		Historical (i)
	(Successor)	(Successor)	(Predecessor)			Pro Forma Combined
(In thousands)	Quarter Ended December 31, 2017	From November 4, 2016 through December 31, 2016	From October 1, 2016 through November 3, 2016	Pro Forma Adjustments		Quarter Ended December 31, 2016
Net revenue	$196,221	$111,998	$66,831	$—		$178,829
Cost of goods sold	115,428	73,284	37,437	(8,856)	ii	101,865
Special employee incentive compensation	—	—	2,195	(2,195)	iii.	—
Gross profit	80,793	38,714	27,199	11,051		76,964
Advertising and marketing	8,700	5,245	3,097	—		8,342
Selling expenses	7,668	5,033	2,555	—		7,588
General and administrative	9,528	7,322	6,376	(3,249)	iv.	10,449
Special employee incentive compensation	—	—	2,503	(2,503)	iii.	—
Amortization of customer relationships	5,994	3,922	717	2,100	v.	6,739
Impairment of property and equipment	—	—	2,065	—		2,065
Loss on sale/abandonment of property and equipment and bakery shutdown costs (recoveries)	(144)	—	33	—		33
Business combination transaction costs	—	—	24,767	(24,767)	vi.	—
Related party expenses	97	26,799	108	(26,747)	vii.	160
Tax receivable agreement liability remeasurement	(51,812)	—	—
Total operating costs and expenses	(19,969)	48,321	42,221	(55,166)		35,376
Operating income (loss)	100,762	(9,607)	(15,022)	66,217		41,588
Other (income) expense:
Interest expense, net	9,517	6,649	6,638	(1,721)	viii.	11,566
Loss (gain) on debt extinguishment	432	(763)	—	—		(763)
Other (income) expense	51	754	(721)	—		33
Total other (income) expense	10,000	6,640	5,917	(1,721)		10,836
Income (loss) before income taxes	90,762	(16,247)	(20,939)	67,938		30,752
Income tax expense (benefit)	(98,812)	(7,762)	145	16,381	ix.	8,764
Net income (loss)	189,574	(8,485)	(21,084)	51,557		21,988
Less: Net income (loss) attributable to the non-controlling interest	9,888	(4,081)	(895)	12,610	x.	7,634
Net income (loss) attributable to Class A shareholders	$179,686	$(4,404)	$(20,189)	$38,947		$14,354
Earnings (loss) per share:
Basic	$1.80	$(0.05)				$0.15
Diluted	$1.74	$(0.05)				$0.14
Weighted-average shares outstanding:
Basic	99,673,097	97,791,658		(95,749)	xi.	97,695,909
Diluted	103,389,524	97,791,658		2,477,637	xii.	100,269,295

i.	The amounts in these columns represent the Successor’s and Predecessor’s historical results of operations for the periods reflected.

ii.
Reflects the non-cash impact of the remeasurement of inventory at fair value as a result of the Business Combination of approximately $8.9 million offset by the impact to depreciation and amortization associated with the allocation of the purchase price to property and equipment.

iii.
For cost of goods sold, this adjustment represents special payments the Company made to certain bakery facility employees of $2.2 million and for the operating costs this adjustment represents special payments to corporate employees of $2.5 million as compensation for their efforts in connection with the Business Combination.

iv.
Represents compensation for management profits interest plan of approximately $3.9 million that was recognized as part of the Business Combination offset by the impact to depreciation and amortization associated with the allocation of the purchase price to property and equipment.

v.	Represents additional amortization expense associated with the fair value recognized for customer relationships in connection with the Business Combination.

vi.	This adjustment consists primarily of legal and professional fees, and other costs associated with the Business Combination.

vii.	Represents non-cash expenses incurred by Successor for stock awarded to Mr. Metropoulos as required under his new employment arrangements.

viii.	Represents the reduction in interest expense due to the repayment of a portion of Hostess Holdings debt as part of the Business Combination.

ix.
Represents the effective income tax rate of 28.5% for the Successor, giving effect to the non-controlling interest, and not giving effect to the adjustment made to the valuation allowance on the Company’s historical deferred tax assets.

x.
Represents the elimination of historical income attributable to the non-controlling interest and attributes a portion of the pro forma income to the non-controlling interest created in the Business Combination. Income is allocated to the non-controlling interest based on its pro rata share of the total equity of Hostess Holdings.

xi.	This adjustment annualized the basic weighted average number of Class A shares outstanding.

xii.	This adjustment includes the dilutive impact of the outstanding warrants that are considered anti-dilutive on a historical basis.
.

Results of Operations by Segment—For the Year Ended December 31, 2017 and Pro Forma Year Ended December 31, 2016

	(Successor)	(Successor)	(Predecessor)			Pro Forma Combined
(In thousands)	Year Ended December 31, 2017	From November 4, through December 31	From January 1, through November 3, 2016	Pro Forma Adjustments		(Unaudited) Year Ended December 31, 2016
Net revenue	$776,188	$111,998	$615,588	$—		$727,586
Cost of goods sold	449,290	73,284	346,864	(8,541)	i.	411,607
Special employee incentive compensation	—	$—	2,195	(2,195)	ii.	—
Gross profit	$326,898	$38,714	$266,529	$10,736		$315,979

Segment
Net Revenue
Sweet baked goods	$733,827	$105,211	$595,645	$—		$700,856
In-Store Bakery	42,361	6,787	19,943	—		26,730
	$776,188	$111,998	$615,588	$—		$727,586
Gross Profit
Sweet baked goods	$316,916	$37,387	$262,930	$10,232	iii.	$310,549
In-Store Bakery	9,982	1,327	3,599	504	iii.	5,430
	$326,898	$38,714	$266,529	$10,736		$315,979

i.
Reflects the non-cash impact of the remeasurement of inventory at fair value as a result of the Business Combination of approximately $8.9 million offset by the impact to depreciation and amortization associated with the allocation of the purchase price to property and equipment.

ii.	This adjustment represents special payments the Company made to certain bakery facility employees in connection with the Business Combination.

iii.	This reflects the segment allocation of the adjustments described in i. and ii. above.

Results of Operations by Segment—For the Quarter Ended December 31, 2017 and Pro Forma Combined Quarter Ended December 31, 2016

	(Successor)	(Successor)	(Predecessor)			Pro Forma Combined
(In thousands)	Quarter Ended December 31, 2017	From November 4, through December 31	From October 1, through November 3, 2016	Pro Forma Adjustments		(Unaudited) Quarter Ended December 31, 2016
Net revenue	$196,221	$111,998	$66,831	$—		$178,829
Cost of goods sold	115,428	73,284	37,437	(8,856)	i.	101,865
Special employee incentive compensation	—	—	2,195	(2,195)	ii.	—
Gross profit	$80,793	$38,714	$27,199	$11,051		$76,964

Segment
Net Revenue
Sweet baked goods	185,330	105,211	63,394	$—		168,605
In-Store Bakery	10,891	6,787	3,437	—		10,224
	$196,221	$111,998	$66,831	$—		$178,829
Gross Profit
Sweet baked goods	78,358	37,387	26,087	10,547	iii.	74,021
In-Store Bakery	2,435	1,327	1,112	504	iii.	2,943
	$80,793	$38,714	$27,199	$11,051		$76,964

i.
Reflects the non-cash impact of the remeasurement of inventory at fair value as a result of the Business Combination of approximately $8.9 million offset by the impact to depreciation and amortization associated with the allocation of the purchase price to property and equipment.

ii.	This adjustment represents special payments the Company made to certain bakery facility employees in connection with the Business Combination.

iii.	This reflects the segment allocation of the adjustments described in i. and ii. above.

Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA, adjusted net income attributed to Class A stockholders and adjusted EPS are non-GAAP financial measures commonly used in the Company's industry and should not be construed as an alternative to net income or earnings per share as indicators of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). These measures may not be comparable to similarly titled measures reported by other companies. The Company has included adjusted EBITDA, adjusted net income attributed to Class A shareholders, and adjusted EPS, because it believes these measures provide management and investors with additional information to measure the Company's performance and liquidity, estimate the Company's value and evaluate the Company's ability to service debt.
Adjusted EBITDA
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization, (iii) income taxes and (iv) as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:

•	does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company's working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on the Company's debt;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect payments related to income taxes, the tax receivable agreement or distributions to the non-controlling interest to reimburse its tax liability.
Adjusted Net Income Attributed to Class A Stockholders and Adjusted EPS
Adjusted net income attributed to Class A stockholders excludes certain items that affect comparability. Adjusted net income attributed to Class A stockholders is divided by weighted average diluted Class A shares outstanding to determine adjusted EPS. The adjustments to net income attributed to Class A stockholders are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted net income attributed to Class A stockholders and adjusted EPS, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or recurring items. Certain adjustments are shown net of income taxes and net of allocation to the non-controlling interest.

Reconciliation of Adjusted EBITDA (Unaudited)
		Three Months Ended		Year Ended
(In thousands)		December 31, 2017 (Successor)	December 31, 2016 Pro Forma Combined	December 31, 2017 (Successor)	December 31, 2016 Pro Forma Combined

Net income		$189,574	$21,988	$258,108	$82,442
Plus non-GAAP adjustments:
Income tax provision		(98,812)	8,764	(67,204)	32,862
Interest expense, net		9,517	11,566	39,174	51,441
Depreciation and amortization		9,594	9,168	38,170	36,520
Share-based compensation	i.	(576)	—	7,413	—
Tax receivable agreement liability remeasurement	ii.	(51,812)	—	(50,222)	—
Other expense	iii.	51	33	1,360	2,375
Loss (gain) on debt modification	iv.	432	(763)	2,554	(763)
Impairment of property and equipment	v.	—	2,065	1,003	7,300
Business combination transaction costs	vi.	—	—	—	575
Loss on sale/abandonment of property and equipment and bakery shutdown costs (recoveries)	vii.	(144)	33	(144)	2,551
Adjusted EBITDA		$57,824	$52,854	$230,212	$215,303

i.	For the three months and year ended December 31, 2017, the Company recognized expense related to awards under the Hostess Brands, Inc. 2016 Equity Incentive Plan.

ii.
During the third quarter of 2017, the Company incurred a loss due to the remeasurement of the tax receivable agreement due to a change in state tax law. During the fourth quarter of 2017, the Company recognized a gain due to the remeasurement of the tax receivable agreement due to a reduction in the Company's federal tax rate resulting from Tax Reform.

iii.
For the year ended December 31, 2017, other costs included professional fees incurred related to the secondary public offering of common stock, the registration of certain privately held warrants, and other special projects. For the pro forma three months and year ended December 31, 2016, other expense primarily consisted of professional fees attributed to the pursuit of a potential acquisition that has since been abandoned, and other special projects.

iv.
During the three months and year ended December 31, 2017, the Company recognized costs related to the modification of its First Lien Term Loan. During the pro forma three months and year ended December 31, 2016, the Company recognized a gain on refinancing of its First Lien Term Loan and extinguishment of its Second Lien Term Loan

v.
During the year ended December 31, 2017, the Company transitioned the production of one of its products to a third party and recognized an impairment loss resulting from the idling of the related production equipment. During the three months and year ended December 31, 2016, the Company closed multiple production lines in its Indianapolis, Indiana bakery and transitioned production to other facilities resulting in an impairment loss.

vi.	For the year ended December 31, 2016, business combination transaction costs consisted of professional and legal costs for the acquisition of Superior.

vii.
For the pro forma combined three months and year ended December 31, 2016, the Company incurred a loss on a sale/abandonment of property and bakery shutdown costs , primarily due to utilities, insurance, taxes and maintenance expenses related to the Schiller Park, Illinois bakery. In addition, the Company incurred losses of approximately $2.6 million related to equipment that we no longer intended to use or had idled. During the three months and year ended December 31, 2017, the Company recovered $0.1 million of these costs.

Reconciliation of Adjusted Net Income Attributed to Class A Stockholders and Adjusted EPS (unaudited)
		Three Months Ended		Year Ended
(In thousands except share and per share data)		December 31, 2017	Pro Forma December 31, 2016	December 31, 2017	Pro Forma December 31, 2016

Net income attributed to Class A shareholders		$179,686	$14,354	$223,897	$53,744
Plus Non-GAAP adjustments(i):
Impairment of property and equipment	ii.	—	974	472	3,439
Loss on sale/abandonment of property and equipment and bakery shutdown costs	iii.	(68)	16	(68)	1,202
Business combination transaction costs	iv.	—	—	—	271
Tax receivable agreement liability remeasurement	v.	(51,812)	—	(50,222)	—
State tax law change	vi.	—	—	1,778	—
Federal tax law change	vii.	(110,399)	—	(110,399)	—
Loss (gain) on modification of debt	viii.	205	(360)	1,215	(360)
Adjusted net income attributed to Class A stockholders		$17,612	$14,984	$66,673	$58,296
Weighted average Class A shares outstanding-diluted		103,389,524	97,792,658	105,307,293	97,792,658
Adjusted EPS		$0.17	$0.15	$0.63	$0.60

i.	All adjustments to net income attributed to Class A stockholders are net of the impact to the non-controlling interest and income taxes, where applicable.

ii.
During the year ended December 31, 2017, the Company transitioned the production of one of its products to a third party and recognized an impairment loss resulting from the idling of the related production equipment. During the pro forma combined three months and year ended December 31, 2016, the Company closed multiple production lines in its Indianapolis, Indiana bakery and transitioned production to other facilities resulting in an impairment loss.

iii.
For the pro forma combined three months and year ended December 31, 2016, the Company incurred a loss on a sale/abandonment of property and bakery shutdown costs , primarily due to utilities, insurance, taxes and maintenance expenses related to the Schiller Park, Illinois bakery. In addition, the Company incurred losses related to equipment that we no longer intended to use or had idled. During the three months and year ended December 31, 2017, the Company recovered a portion of these costs.

iv.	For the pro forma year ended December 31, 2016, the Company incurred expenses related to the acquisition of Superior.

v.
During the third quarter of 2017, the Company incurred a loss due to the remeasurement of the tax receivable agreement due to a change in state tax law. During the fourth quarter of 2017, the Company recognized a gain due to the remeasurement of the tax receivable agreement due to a reduction in the Company's federal tax rate resulting from Tax Reform.

vi.	During the third quarter of 2017, there was an increase in the deferred tax liability due to a change in state tax law that went into effect during the three months ended September 30, 2017.

vii.	During the fourth quarter of 2017, there was a decrease in the deferred tax liability due to a change in the Company's federal tax rate resulting from Tax Reform.

viii.
During the three months and year ended December 31, 2017 the Company recognized costs related to the modification of its First Lien Term Loan. During the pro forma three months and year ended December 31, 2016, the Company recognized a gain on refinancing of its First Lien Term Loan and extinguishment of its Second Lien Term Loan.

Reconciliation of Adjusted EBITDA-Guidance for the year ended December 31, 2018
Reconciliation of 2018 adjusted EBITDA guidance to net income presents inherent difficulty in forecasting certain amounts that are necessary for a full reconciliation to net income. The Company's outlook for 2018 adjusted EBITDA is based on the same methodology used to present adjusted EBITDA for completed historical and pro forma periods. However, the amounts, if any, of the non-recurring items that are excluded from adjusted EBITDA are highly uncertain and incapable of estimation, and have not been included in the table below. Such non-recurring items may include  non-cash expenses for earn out liabilities under the terms of the Business Combination, non-cash expense relating to the tax receivable agreement and/or other items. As such items are excluded from adjusted EBITDA, the occurrence and magnitude thereof, while impacting net income and the reconciliation of adjusted EBITDA to net income, would have no impact on adjusted EBITDA for 2018. In addition, the below reconciliation assumes that the overall capital structure of the Company and effective income tax rates are consistent with the structure at December 31, 2017. Changes to these assumptions could significantly impact net income for 2018 and accordingly, the reconciliation of adjusted EBITDA to net income, but not adjusted EBITDA itself. For additional information regarding adjusted EBITDA, refer to the related explanations presented above under “Reconciliation of Adjusted EBITDA”.

2018 Guidance Adjusted EBITDA Reconciliation (Unaudited)
Estimated Year Ended December 31, 2018
Amounts in millions, except shares and per share data
Net income attributed to common stockholders		$69 - $75
Net income attributed to the non-controlling interest	i.	29 - 31
Net income	ii.	98 - 106

Plus non-GAAP adjustments:
Income tax provision	iii.	27 - 29
Interest expense, net		41 - 41
Depreciation and amortization		42 - 42
Share-based compensation	iv.	8 - 8
Other expenses	v.	4 - 4
Adjusted EBITDA		$220 - $230

i.
The net income of Hostess Holdings is allocated to owners pro rata based on ownership percentage. As of December 31, 2017, the Company owned approximately 99.8 million of Hostess Holdings' 130.1 million total partnership units. The remaining approximately 30.3 million partnership units are owned by a non-controlling interest.

ii.
Estimated net income excludes the impact of the gain expected to be realized in the first quarter of 2018 related to the buyout of the Apollo Funds' interest in the tax receivable agreement. See the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2018 for further information regarding this transaction.

iii.
Represents the corporate income tax expense generated from the Company's interest in Hostess Holdings. The non-controlling interest represents an ownership interest in Hostess Holdings, which is a partnership for tax purposes. This provision reflects the projected effects of Tax Reform on the Company's effective tax rate. Neither the non-controlling interest tax distributions nor the tax receivable agreement payment are included in the income tax provision.

iv.	Represents amounts associated with the issuance of stock options, restricted stock units, or performance share units and restricted stock to employees of the Company.

v.
Expected other expenses consist of $2.0 million of professional fees incurred for the pursuit of potential acquisitions or financing transactions and $2.0 million of non-capitalizable costs incurred to transition the production facility acquired from Aryzta, LLC.

Other 2018 Guidance
Estimated Year Ended December 31, 2018
Earnings per Class A share:
Basic	i.	$0.69 - $0.75
Diluted	i.	$0.64 - $0.69
Adjusted	ii.	$0.65 - $0.70
Weighted-average shares outstanding:
Basic	iii.	99,916,245
Diluted	iv.	107,516,245

Net increase in cash and cash equivalents	v.	$35 - $40

Capital expenditures		$50 - $60

Leverage ratio		3.60x - 3.80x

Expected statutory corporate federal and state income tax rate applied to income attributed to Class A shareholders		27% - 28%
Payments related to the Company's current federal and state income tax liabilities		$8 - $9
Distributions to holders of the non-controlling interest to cover income tax payments		11 - 12
2018 payments to the selling equity holders of Hostess Holdings related to the 2017 activity under the terms of the tax receivable agreement		8 - 9

i.
Estimated basic and diluted EPS exclude the impact of the gain expected to be realized in the first quarter of 2018 related to the buyout of the Apollo Funds' interest in the tax receivable agreement. See the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2018 for further information regarding this transaction.

ii.
Adjusted EPS excludes the after-tax impact to Class A stockholders allocated net income attributed to approximately $2 million of professional fees in pursuit of potential acquisitions or financing transactions and $2 million of non-capitalizable costs incurred to transition the production facility acquired from Aryzta, LLC. Expected weighted-average dilutive shares as described in "iv" below were used to calculate adjusted EPS.

iii.
Weighted-average basic common shares outstanding for 2017 includes 99,791,245 Class A common shares outstanding as of December 31, 2017 and the projected impact of 2018 stock-based compensation vesting activity.

iv.
Reflects the dilutive impact of 7.4 million Class A common shares issuable upon exercise of outstanding warrants (based on a range of 6.9 million to 7.9 million) and 0.2 million Class A common shares issuable upon vesting of outstanding unvested equity awards to employees (based on a range of 0.1 million to 0.3 million).

v.
Net increase in cash and cash equivalents reflects the $34 million of cash used to buy out a portion of the tax receivable agreement and $24 million used to purchase certain assets from Aryzta, LLC. Both transactions happened in the first quarter of 2018.

Leverage Ratio
(Unaudited)

	Year Ended December 31, 2017 (in thousands)	Estimated Year Ended December 31, 2018 (in millions)
Long-term debt and capital lease obligations, including current maturities	$999,188	$988 - $988
Less: capital lease obligation	(569)	(0) - (0)
Less: Unamortized debt premium and issuance costs	(4,857)	(4) - (4)
Term loan debt	993,762	984 - 984
Less: cash and cash equivalents	(135,701)	(170 - 175)
Net term loan debt	$858,061	$814 - $809
Adjusted EBITDA	$230,212	$215 - $225

Leverage ratio	3.73	3.80 - 3.60